INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Carolina First Corporation

We consent to incorporation by reference in the registration statements (Nos. 33-82670, 33-25424, 33-82668, 33-80822, and 33-79668) on Form S-8 and
registration statement (No. 33-73280) on Form S-3 of Carolina First Corporation of our report dated January 26, 1996, relating to the consolidated balance sheet of Carolina First Corporation and subsidiaries as of December 31, 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1995, annual report on Form 10-K of Carolina
First Corporation.

                                               /s/ KPMG Peat Marwick LLP

Greenville, South Carolina
March 29, 1996

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